Exhibit 99

FOR IMMEDIATE RELEASE

RETRACTABLE TECHNOLOGIES, INC. REPORTS SHARPLY LOWER OPERATING LOSS IN FIRST QUARTER

LITTLE ELM, TX, May 19, 2005—Retractable Technologies, Inc. (AMEX: RVP), a leading maker of safety needle devices, today reported that its operating loss dropped by more than half to $1.0 million in the three months ended March 31, 2005, largely because of improved profit margins and lower legal expenses. The improved profit margins are attributable to the lower cost per unit caused by the increased number of units produced by the Company in the U.S. and China during the fourth quarter of 2004 and sold in the first quarter of 2005. Legal expenses were also lower. These lower expenses, however, were partially offset by higher sales and marketing expenses.

The lower operating loss, higher interest income, and tax benefits in the first quarter resulted in a net loss of $523,000, a reduction of 75.2 percent from the same period last year. On a per share basis, the loss in the first quarter was one-third of that reported for the same period last year.

Net revenues, which included $180,000 in reimbursed discounts, declined by 2.2 percent to $4.2 million in the first quarter from the same period in 2004. Revenues were down slightly because of an increase in international unit sales volume relative to domestic unit sales; in the first quarter of 2005, international unit sales were 23.4 percent of total revenues compared with 3.6 percent in the same 2004 period. The average per unit price of the Company’s products that are sold in the U.S. is typically higher than that of products sold in the international market.

Previously the Company stated that it believed that its sales in the first and possibly second quarter of 2005 might be negatively affected by the 2004 flu vaccine shortage and the accompanying reduction of demand for syringes. However, Retractable now believes that most of the impact of the flu vaccine shortage occurred by the end of the first quarter of 2005.

Net cash used by operating activities was $1.6 million, of which $1.4 million was attributable to changes in working capital items including, but not limited to, an increase in inventory and decreases in accounts payable and income taxes payable.

Further details are available in Retractable’s Form 10-Q filed with the Securities and Exchange Commission.

Retractable Technologies, Inc. manufactures and markets VanishPoint® automated retraction safety syringes and blood collection devices, which virtually eliminate health care worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device, a feature that is designed to prevent reuse. VanishPoint® safety needle devices are distributed by various specialty and general line distributors. For more information on Retractable, visit our Web site at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect the Company’s current views with respect to future events. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, the Company cannot assure you that such expectations will materialize. The Company’s actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of dramatic increases in demand; the Company’s ability to quickly increase its capacity in the event of a dramatic increase in demand; the Company’s ability to access the market; the Company’s ability to decrease production costs; the Company’s ability to continue to finance research and development as well as operations and expansion of production; the recently increased interest of larger market players, specifically BD, in providing safety needle devices to their customers; and other risks and uncertainties that are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

RETRACTABLE TECHNOLOGIES, INC.

BALANCE SHEETS

	March 31, 2005 unaudited	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$54,138,991	$55,868,526
Accounts receivable, net	1,958,599	1,864,514
Inventories, net	4,154,348	3,778,949
Income taxes receivable	1,525,902	1,349,144
Current deferred tax asset	1,958,142	1,887,347
Other current assets	323,628	296,683

Total current assets	64,059,610	65,045,163

Property, plant, and equipment, net	11,860,790	11,056,865
Intangible assets, net	348,217	358,659
Other assets	31,364	34,005

Total assets	$76,299,981	$76,494,692

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,860,774	$3,402,037
Current portion of long-term debt	306,996	271,842
Accrued compensation	436,469	322,861
Marketing fees payable	1,419,760	1,419,760
Accrued royalties	314,619	504,016
Other accrued liabilities	184,760	118,832
Income taxes payable	1,568,275	1,813,084

Total current liabilities	7,091,653	7,852,432

Long-term debt, net of current maturities	4,538,534	3,535,410
Long term deferred tax liability	1,400,821	1,442,145

Total liabilities	13,031,008	12,829,987

Stockholders’ equity:
Preferred stock $1 par value:
Series I, Class B	199,400	199,400
Series II, Class B	286,500	289,000
Series III, Class B	137,745	137,745
Series IV, Class B	556,000	556,000
Series V, Class B	1,387,471	1,389,971
Common stock, no par value	—	—
Additional paid-in capital	53,556,947	53,424,744
Retained earnings	7,144,910	7,667,845

Total stockholders’ equity	63,268,973	63,664,705

Total liabilities and stockholders’ equity	$76,299,981	$76,494,692

RETRACTABLE TECHNOLOGIES, INC.

CONDENSED STATEMENTS OF OPERATIONS - unaudited

	Three Months ended March 31, 2005	Three Months ended March 31, 2004
Sales, net	$4,063,874	$4,328,314
Reimbursed discounts	180,300	10,132

Total sales	4,244,174	4,338,446
Cost of sales	2,731,635	3,208,705

Gross profit	1,512,539	1,129,741

Operating expenses:
Sales and marketing	940,383	739,242
Research and development	119,094	123,087
General and administrative	1,455,782	2,312,343

Total operating expenses	2,515,259	3,174,672

Loss from operations	(1,002,720)	(2,044,931)

Interest income	252,139	9,099
Interest expense, net	(62,413)	(71,059)

Net loss before income taxes	(812,994)	(2,106,891)
Provision (benefit) for income taxes	(290,059)	—

Net loss	(522,935)	(2,106,891)
Preferred Stock dividend requirements	(381,345)	(569,643)

Loss applicable to common shareholders	$(904,280)	$(2,676,534)

Loss per share - basic and diluted	$(0.04)	$(0.12)

Weighted average common shares outstanding	23,203,665	22,167,797

Investor Contact:

Douglas W. Cowan

Vice President and Chief Financial Officer

(888) 806-2626 or (972) 294-1010

rtifinancial@vanishpoint.com

Media Contact:

Phillip L. Zweig

Communications Director

(212) 490-0811 or (214) 912-7415 (cell)

plzweig@aol.com